AURORA LOAN SERVICES

Depositor:	Structured Asset Securities Corporation Attention: Mortgage Finance LMT 2006-2 745 7th Avenue, 7th Floor New York, NY 10019

Master Servicer:	Aurora Loan Services LLC Chris Baker 327 Inverness Drive South Englewood, CO 80112

Trustee:	LaSalle Bank, N.A. Attention: Global Securitization Trust Services Group LMT 2006-2 135 South LaSalle Street, Suite 1625 Chicago, IL 60603

Subject:	Annual Officer's Certification
Fiscal Year:	2006
Investor Code:	F33
Investor Name:	LMT 2006-2

I, Terry Gentry, the undersigned, a duly authorized officer of Aurora Loan Services LLC (the "Servicer"), do certify the following for the Calendar Year 2006:

1.  A review of the activities of the Servicer during the preceding calendar year (or portion thereof) and of its performance under the Agreement for such period has been made under my supervision.

2.  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material aspects throughout 2006 (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in arty material respect, I have specifically identified to the Master Servicer, the Depositor, and the Trustee each such failure known to me and the nature and status thereof, including the steps being taken by the Servicer to remedy such default.

Certified by: AURORA LOAN SERVICES LLC
By/s/ Terry L. Gentry
Name: Terry L. Gentry
Title: Managing Director